Exhibit 3.1

THE COMPANIES LAW, 5759- 1999

A PRIVATE COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

JFROG LTD.

DULY ADOPTED BY THE SHAREHOLDERS

ON MARCH 31, 2020

THE COMPANIES LAW, 5759-1999

A PRIVATE COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

JFROG LTD.

GENERAL

1.	These Articles evidence that:

1.1.	The name of the Company is “JFrog Ltd.”

1.2.

The purpose of the Company is to operate in accordance with business considerations to generate profits; provided however, that the Company may donate reasonable amounts to worthy causes, as the Board may determine in its discretion, even if such donations are not within the framework of business considerations.

1.3.	The object of the Company is to engage in any lawful activity or business.

1.4.	The liability of each Shareholder is limited to the unpaid portion of the par value of each share held by such Shareholder.

1.5.

These Articles entirely amend, restate, supersede and replace those eighth Amended and Restated Articles of Association of the Company as adopted by the Shareholders on September 17, 2018, and any other prior Articles of Association of the Company.

INTERPRETATION; GENERAL

2.	In these Articles, unless the context otherwise requires:

2.1.

“Affiliate” means with respect to (i) any Person, any other Person, directly or indirectly, through one or more intermediary Persons, Controlling, Controlled by, or under common Control with such Person; (ii) any Preferred Shareholder (as defined below), any entity which Controls, is Controlled by or is under common Control with, such Preferred Shareholder or if the Preferred Shareholder is a partnership its partners and/or affiliated partnerships managed by the same manager or management company or managing partner or managed by an entity which controls, is controlled by, or is under common control with, such manager, management company or managing general partner.

2.2.	“Articles” means these Ninth Amended and Restated Articles of Association of the Company, as shall be in force from time to time.

2.3.

“As Converted Basis” means the number of Ordinary Shares into which the Preferred Shares are convertible, at the Conversion Price (as defined below) applicable to such Preferred Shares at the time of the relevant calculation.

2.4.	“Battery” means Battery Ventures X, L.P. and Battery Investment Partners X, LLC. and any of its Affiliates.

2.5.	“Board” means the Company’s board of directors designated or elected in accordance with these Articles.

2.6.	“Bonus Shares” means shares issued by the Company for no consideration to Shareholders entitled to receive them.

2.7.	“Business Day” means a day on which commercial banks are open for business in Israel.

2.8.	“Companies Law” means the Companies Law, 5759-1999 as shall be in effect from time to time and all the regulations promulgated under it.

2.9.	“Companies Ordinance” means the applicable Sections of the Companies Ordinance [New Version], 5743-1983 that remain in effect.

2.10.	“Company” means JFrog Ltd.

2.11.

“Control” or “control” means direct or indirect ownership of more than 50% of the issued and outstanding equity and voting power of an entity, or possession of the right and power to direct the policy and management of such entity.

2.12.	“Director” or “Directors” means a member or members of the Board who have been designated or appointed in accordance with the provisions of these Articles.

2.13.

“Dividend” means any asset transferred by the Company to a Shareholder in respect of such Shareholder’s shares, whether in cash or in any other way, including a transfer without valuable consideration, but excluding Bonus Shares.

2.14.	“EMC” means EMC Ireland Holdings and any of its Affiliates.

2.15.

“Exempted Securities” means: (i) securities issued or issuable to employees, directors, officers, consultants and service providers of the Company or any Affiliate thereof pursuant to an option plan approved by the Board; (ii) Ordinary Shares issued by way of Dividend; (iii) securities issued or issuable to the public in an IPO, (iv) securities issued or issuable in connection with any Recapitalization Event; (v) Ordinary Shares issued or issuable upon the conversion of the Preferred Shares and by virtue thereof; (vi) securities issued or issuable to a strategic partner approved as such by the Board, including at least one Board member appointed by the Preferred Shareholders, provided that all such securities issued pursuant to such transactions, in the aggregate, do not exceed 3% of the Company’s then issued share capital on an As Converted Basis; (vii) securities issued to parties providing the Company with equipment leases, real property leases, loans, credit lines or guarantees of indebtedness, customers, suppliers or OEM’s; provided that: (a) the issuance of the Company’s securities is not the primary purpose of such transaction; (b) such issuance of securities is approved by the Board, including at least one Board member appointed by the Preferred Shareholders; and (c) the securities issued pursuant to such transactions do not exceed, in the aggregate, 3% of the Company’s then issued share capital; (viii) securities issued or issuable as consideration for an acquisition of another corporation by the Company; provided that such acquisition or transaction has been approved by the Board including at least one Board member appointed by the Preferred Shareholders; (ix) securities issued or issuable pursuant to that certain Series D Preferred Share Purchase Agreement, dated September 17, 2018, and (x) securities issued or issuable which the Preferred Shares Majority resolve will be deemed included within the definition of “Exempted Securities”.

2.16.	“Founders” means Shlomi Ben-Haim, Frederic Simon and Yoav Landman.

2.17.

“Fully Diluted Basis” means all issued and outstanding share capital of the Company, all securities issuable upon the conversion of any existing convertible securities or loans, the exercise of all outstanding warrants, options, options reserved in the Company’s share option pool (whether allocated or unallocated, vested or unvested), and issuance of securities pursuant to any anti-dilution rights of existing shareholders (if any).

2.18.	“Gemini” means (i) Gemini Israel V L.P., (ii) Gemini Partners Investors V L.P., (iii) and any of Gemini’s Affiliates.

2.19.	“General Meeting” means an annual or special general meeting of the Shareholders.

2.20.	“Geodesic” means Geodesic Capital Fund I, L.P., Geodesic Capital Fund I-S, L.P., and any of Geodesic’s Affiliates.

2.21.

“Insight” means Insight Venture Partners X, L.P., a Cayman Islands exempted limited partnership, Insight Venture Partners (Cayman) X, L.P., a Cayman Islands limited partnership, Insight Venture Partners (Delaware) X, L.P., a Delaware limited partnership, Insight Venture Partners X (Co-Investors), L.P., a Cayman Islands exempted limited partnership, and any of their respective Affiliates.

2.22.

“IPO” means the offering of the Company’s shares to the public in a bona fide underwriting pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, or similar securities laws of another jurisdiction.

2.23.	“Law” means the Companies Law, the Companies Ordinance and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

2.24.

“M&A Event” means any of the following events, whether effectuated through a transaction or a series of transactions: (i) a consolidation, merger, reorganization, plan of exchange or any other similar transaction of the Company with or into any other entity or person, other than a wholly-owned subsidiary of the Company; (ii) any Person acquiring, directly or indirectly, more than 50% of the Company’s issued and outstanding shares (other than in the event such shares are acquired as part of a transaction the primary reason of which are newly issued shares of the Company); (iii) sale, transfer or other disposition of all or substantially all the Company’s assets, or a transfer or grant of an exclusive license to all or substantially all of the Company’s intellectual property; and (iv) any transaction resulting in substantially all of the Company’s shares being exchanged for securities of any other entity; provided that in case of (i) and (iv) above, in any event other than in a transaction in which the persons that beneficially owned, directly or indirectly, more than 50% of the voting rights of the Company immediately prior to such transaction, beneficially own, immediately following such transaction, directly or indirectly, more than 50% of the voting rights of the surviving or transferee entity or the right to appoint or elect at least fifty percent (50%) or more of the members of the Board of Directors.

2.25.	“Majority Preferred A Shareholders” means the holders of a majority of the issued and outstanding Preferred A Shares (on an As Converted Basis), voting together as a single class.

2.26.	“Majority Preferred B Shareholders” means the holders of a majority of the issued and outstanding Preferred B Shares (on an As Converted Basis), voting together as a single class.

2.27.

“New Securities” means Ordinary Shares, Preferred Shares, options, warrants or rights to purchase shares of the Company or other securities exercisable or exchangeable for or convertible into shares of the Company, in each case issued after the date hereof, other than Exempted Securities.

2.28.	“Office” means the registered office of the Company.

2.29.	“Office Holders” as defined in the Companies Law.

2.30.	“Ordinary Shares” means ordinary shares of the Company par value NIS 0.01 each.

2.31.	“Original Issue Date” means with respect to each Preferred Share, the date on which such Preferred Share was first issued.

2.32.

“Original Issue Price” means, reflecting the issuance of Bonus Shares issued by the Company on July 31, 2018, with respect to each Preferred A Share – $US 0.1716 subject to appropriate adjustment in the event of any share dividend, bonus shares, share split, combination or other similar recapitalization, with respect to the Preferred A Shares, with respect to each Preferred A-1 Share US$0.2946, subject to appropriate adjustment in the event of any share dividend, bonus shares, share split, combination or other similar recapitalization with respect to the Preferred A-1 Shares, with respect to each Preferred B Share US$0.8558, subject to appropriate adjustment in the event of any share dividend, bonus shares, share split, combination or other similar recapitalization, with respect to the Preferred B Shares, with respect to each Preferred C Share US$ 2.3922, subject to appropriate adjustment in the event of any share dividend, bonus shares, share split, combination or other similar recapitalization with respect to the Preferred C Shares, and with respect to each Preferred D Share US$ 11.81836, subject to appropriate adjustment in the event of any share dividend, bonus shares, share split, combination or other similar recapitalization with respect to the Preferred D Shares.

2.33.

“Permitted Transferee” means an individual, a partnership, a trust, the beneficiary of a trust, a legal entity, in each case which receives Securities pursuant to one of the following permitted transfers: (a) the transfer of all or any of the Securities held by a shareholder of the Company to: (i) an Affiliate; or (ii) in the case of a corporate body, to its shareholders; (b) the transfer by a shareholder who is an individual pursuant to laws of descent or to his spouse, children, or grandchildren or to trusts for the benefit of the aforementioned (and the transfer back to the beneficiaries) or charitable trusts (c) the transfer by ScaleVP, Sapphire, Qumra Capital, Vintage, Battery, Gemini, Insight, Spark, Geodesic, EMC or VMware to (i) any secondary fund that specializes in purchasing all or partial of the portfolios of investee company investments of an existing venture firm or (ii) any entity which purchases from such shareholders all or part of such shareholders’ shares in the Company as part of a larger sale of such shareholder’s portfolios and (iii) each entity consisting of or Affiliated with ScaleVP,

Sapphire, Qumra Capital, Vintage, Battery, Gemini, Insight, Spark, Geodesic, EMC or VMware shall be deemed a Permitted Transferee of each other and, for the avoidance of doubt, for the purposes hereof, EMC and VMware shall be deemed Permitted Transferees of each other at all times; (d) the Transfer of shares by any Founder to the other Founder pursuant to that certain Share Option Agreement by and between Shlomi Ben Haim, Yoav Landman and Frederic Simon dated February 1, 2010, as amended on May 2012; and (e) the Transfer of shares pursuant to that certain Secondary Purchase Agreement, dated September 17, 2018.

2.34.	“Person” means an individual, corporation, partnership, joint venture, trust, and any other corporate entity and any unincorporated corporation or organization.

2.35.	“Preferred C Director” as defined in Article 70.1 below.

2.36.	“Preferred D Director” as defined in Article 70.2 below.

2.37.	“Preferred Shares” means the Preferred A Shares, the Preferred A-1 Shares, the Preferred B Shares, the Preferred C Shares, and Preferred D Shares (as applicable).

2.38.	“Preferred A Share” means Preferred A Shares of the Company par value NIS 0.01 each.

2.39.	“Preferred A-1 Share” means Preferred A-1 Shares of the Company par value NIS 0.01 each.

2.40.	“Preferred B Share” means Preferred B Shares of the Company par value NIS 0.01 each.

2.41.	“Preferred C Share” means Preferred C Shares of the Company par value NIS 0.01 each.

2.42.	“Preferred D Share” means Preferred D Shares of the Company par value NIS 0.01 each.

2.43.	“Preferred A Shareholder” means a holder of Preferred A Shares.

2.44.	“Preferred A-1 Shareholder” means a holder of Preferred A-1 Shares.

2.45.	“Preferred B Shareholder” means a holder of Preferred B Shares.

2.46.	“Preferred C Shareholder” means a holder of Preferred C Shares.

2.47.	“Preferred D Shareholder” means a holder of Preferred D Shares.

2.48.	“Preferred Shareholder” means a holder of Preferred Shares.

2.49.

“Preferred Shares Majority” – means the holders of a majority of the voting power of the then issued and outstanding Preferred Shares voting together as a single class (calculated on an As Converted Basis).

2.50.

“QIPO” means an IPO which results in (i) gross proceeds to the Company of not less than US$ 50,000,000 and (ii) the Company’s shares being listed on the New York Stock Exchange or the NASDAQ Stock Market.

2.51.	“Qumra Capital” means Qumra Capital and any of its Affiliates.

2.52.	“Realization Event” means any of the following events: (i) liquidation, dissolution, bankruptcy, winding up or reorganization of the Company, either voluntary or non-voluntary; and (ii) M&A Event.

2.53.

“Recapitalization Event” means any event of share combination or subdivision, stock splits, stock Dividends, distribution of Bonus Shares or any other reclassification, reorganization or recapitalization of the Company’s share capital and the like, where the shareholders retain their proportionate holdings in the Company.

2.54.	“Register” means the Register of Shareholders that is to be kept pursuant to Section 127 of the Companies Law, as updated from time to time.

2.55.

“Related Person” means any director, officer or shareholder of a Person (other than employees who are shareholders solely by reason of a stock option or similar incentive plans), and any family member or Affiliate of such Person or of any of the above.

2.56.	“Requisite Preferred C Shareholders” means the holders of at least sixty percent (60%) of the issued and outstanding Preferred C Shares (on an As Converted Basis), voting together as a single class.

2.57.	Requisite Preferred D Shareholders” means the holders of at least sixty percent (60%) of the issued and outstanding Preferred D Shares (on an As Converted Basis), voting together as a single class.

2.58.	“Sapphire” means Sapphire Ventures Fund II, L.P. and any of its Affiliates.

2.59.	“ScaleVP” means Scale Venture Partners IV, L.P. and any of its Affiliates.

2.60.	“Securities” mean shares, options, warrants or other securities which may be exercised or converted into shares of the Company.

2.61.	“Shareholder” means a shareholder of the Company.

2.62.	“Spark” means Spark Capital Growth Fund II, L.P., Spark Capital Growth Founders’ Fund II, L.P., and any of their Affiliates.

2.63.

“Transfer” means any sale, transfer, assignment, hypothecation, pledge, mortgage or other disposition, or grant of a security interest in or other disposal of all or any portion of a security, or any interest or rights in a security in consideration for cash as gift, or otherwise. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

2.64.

“Vintage” means Vintage Investment Partners VI (Cayman), L.P., Vintage Investment Partners VI (Israel), L.P., Vintage Investment Partners VIII (Cayman), L.P., Vintage Investment Partners VIII (Israel), L.P., and any of their Affiliates.

2.65.	“VMware” means VMware International Marketing Limited and any of its Affiliates.

3.

The specific provisions of these Articles shall supersede the provisions of the Law to the extent permitted under the Law. In these Articles, all terms used herein and not otherwise defined herein shall have the meanings defined in the Law, as in effect on the day on which these Articles become binding on the Company; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender. Headings to Articles herein are for convenience only, and shall not affect the meaning or interpretation of any provision hereof.

LIMITATIONS

4.	The following limitations shall apply to the Company:

4.1.	The right to transfer shares is restricted in the manner hereinafter provided;

4.2.

The number of Shareholders at any time (exclusive of employees or former employees of the Company who have been Shareholders during their employment and remain Shareholders after termination of their employment with the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one Shareholder for purposes of these Articles;

4.3.	An offer to the public to subscribe for shares or debentures of the Company is prohibited.

CAPITAL

5.	Authorized Share Capital

The authorized share capital of the Company is NIS 1,533,780 divided into 153,378,000 shares as follows: (A) 101,314,353 Ordinary Shares of nominal value of NIS 0.01 each, (B) 1,252,945 Preferred A Shares of nominal value of NIS 0.01 each; (C) 11,880,520 Preferred A-1 Shares of nominal value of NIS 0.01 each; (D) 7,712,440 Preferred B Shares of nominal value of NIS 0.01 each; (E) 21,517,470 Preferred C Shares of nominal value of NIS 0.01 each; and (E) 9,700,272 Preferred D Shares of nominal value of NIS 0.01 each.

The Company may alter its share capital in accordance with the Companies Law and these Articles.

Subject to the Companies Law, these Articles, Article 91 and Article 91A, the Company may issue any shares having preferred rights, deferred rights or other special rights, or limited rights in relation to voting, dividend, return of capital, participation in surplus assets or otherwise as the Company shall determine from time to time. For the avoidance of doubt, the creation (or authorization of the creation of), increase or decrease of the authorized, or issue (or authorize the issuance) of any New Securities, including, without limitation, New Securities with any preference or priority as to dividends or assets superior to or on a parity with that of existing securities, shall not in and of itself be deemed to impair or have any adverse effect on any of the rights or obligations of the then existing securities.

6.	The Ordinary Shares

The Ordinary Shares shall rank pari passu among them and shall entitle their holders:

6.1.	to receive notices of, and to attend, General Meetings where each Ordinary Share shall have one vote for all purposes;

6.2.

subject to the rights and privileges of the Preferred Shares, to share equally among them, on a per share basis, Bonus Shares or Dividends as may be declared by the Board and approved by the Shareholders, if required, out of funds legally available therefor; and

6.3.

subject to the rights and privileges of the Preferred Shares, upon a Realization Event – to participate in the distribution of the assets of the Company legally available for distribution to Shareholders after payment of all debts and other liabilities of the Company (in each case, proportionally to the number of Ordinary Shares outstanding and the amounts paid by Shareholders on account of their Shares, if not paid in full, before calls for payment were made).

7.	The Preferred Shares

The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company, and, in addition the following rights:

7.1.	Liquidation and Distribution Preference.

In the event of a Realization Event, then all the assets or proceeds available for distribution to the Shareholders (excluding any escrow amount, contingent payments, or milestone or earn-out payments, or any other amount not obtained or received at closing, other than amounts placed in escrow solely in order to secure indemnification obligations for breach of representation and warranties, covenants and liabilities (collectively, the “Contingent Consideration Mechanism”)) (a “Distribution Event”) (the “Distributable Proceeds”) shall be distributed among the Shareholders according to the following order of preference:

7.1.1.

The holders of Preferred Shares shall be entitled to receive, from the funds legally available for distribution (in cash, cash equivalent or otherwise), on a pro rata and pari passu basis among themselves, prior and in preference to any other securities of the Company, for each Preferred Share held by them—an amount equal to the Original Issue Price less any Distributable Proceeds of any kind previously paid in preference on such Preferred Share including by way of distribution of any Dividends (collectively, the “Preferred Preference Amount”). In the event that the Distributable Proceeds shall be insufficient for the distribution of the Preferred Preference Amount in full to all of the holders of Preferred Shares for all of the Preferred Shares, all of the Distributable Proceeds shall be distributed among the holders of Preferred Shares on a pro rata and pari passu basis.

7.1.2.

After payment in full of the Preferred Preference Amount, the remaining Distributable Proceeds available for distribution, if any, shall be distributed pro-rata and pari passu among all the holders of Ordinary Shares (on a non-converted basis), provided however, that if a conversion of a Preferred Share into Ordinary Share immediately prior to the applicable distribution of the Distributable Proceeds to the holder of such Preferred Share pursuant to Article 7.1.1 would result in the holder of such Preferred Share receiving in respect of such converted Preferred Share a greater payment than the Preferred Preference Amount applicable to such Preferred Share, then the holder of such Preferred Share shall be entitled to participate in such distribution together with the holders of the Ordinary Shares, on a pro-rata, as converted basis, without the need to actually convert such Preferred Share (and in such event, shall not be entitled to the Preferred Preference Amount with respect to such Preferred Share).

7.1.3.

Allocation of Contingent Payments. In the event of a Distribution Event, if any portion of the consideration payable to the Shareholders is payable to the Shareholders subject to Contingent Consideration Mechanism, then the distribution of all Distributable Proceeds derived from such Distribution Event shall be as follows, and the agreement relating to the Distribution Event (e.g. a merger, share purchase or similar agreement) shall provide that (a) the portion of such consideration that is not subject to any Contingent Consideration Mechanism (the “Initial Consideration”) shall be distributed among the Shareholders in accordance with Article 7.1 as if the Initial Consideration was the only consideration payable in connection with such Distribution Event and (b) any additional consideration which becomes payable to the Shareholders pursuant to the Contingent Consideration Mechanism shall be allocated among the Shareholders in accordance with this Article 7.1 after taking into account the previous payment of the Initial Consideration as part of the same transaction in order to achieve the allocation which would have been made had such additional consideration been paid in its entirety at the closing of such Distribution Event.

7.1.4.

Notwithstanding anything to the contrary in these Articles (including Article 7.1A), the proceeds of any Realization Event or Distribution Event, shall be allocated and distributed among the Shareholders in accordance with Article 7.1, whether by Dividend or otherwise, such that at the closing of the transaction at which the Company is deemed for purposes of this Article 7.1 to be wound up, the holders of the Preferred Shares shall be paid in cash, securities or a combination thereof, an amount equal to the amount per share which would be payable to the holders of Preferred Shares, respectively, pursuant to Article 7.1, if all consideration being received by the Company and the holders of the Company’s shares in connection with such transaction were being distributed in a liquidation of the Company.

7.1A	Dividends.

The Company shall not declare, pay or set aside any Dividends on shares of any other class or series of share capital unless (in addition to the obtaining of any consents required elsewhere in the Articles) the holders of the Preferred Shares then outstanding shall simultaneously receive, a dividend on each outstanding Preferred Share, on As Converted Basis, in each case calculated on the record date for determination of holders entitled to receive such dividend.

7.2.	Conversion.

The Preferred Shareholders shall have conversion rights as follows (the “Conversion Rights”):

7.2.1.	Right to Convert.

(i)

Each Preferred Share shall be convertible, at the option of the holder of such share, at any time after the respective Original Issue Date of such share, into such number of fully paid and non-assessable Ordinary Shares of the Company as is determined by dividing the applicable Original Issue Price for such share by the Conversion Price (as defined below) applicable for such share at the time in effect for such share.

(ii)

Each Preferred Share shall automatically be converted into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price for such share by the Conversion Price applicable for such share at the time in effect for such share, immediately: (a) upon the consummation of a QIPO; or (b) at the election by vote or written consent of the holders of at least 60% of the voting power of the then issued and outstanding Preferred Shares voting together as a single class (calculated on an As Converted Basis); or (c) in connection with a Financing Recapitalization Event, at the election by vote or written consent of the Preferred Shares Majority. “Financing Recapitalization Event” means any event of share combination or subdivision, share split, share dividend, bonus shares or any other reclassification, reorganization or recapitalization of all (or less than all, in the context of different treatment as a result of participation (or lack thereof) in a pay-to-play or similar transaction; provided that the affected shareholders were first given the opportunity to participate in such pay-to-play or similar transaction on substantially the same terms as the unaffected shareholders) the Company’s share capital and the like which is done as part of (i) an equity financing of not less than $25,000,000; and (ii) which financing is approved by the Board of Directors. Notwithstanding anything herein to the contrary, other than pursuant to Sub-Article 7.2.1(ii)(a) above, the Preferred D Shares shall not be automatically converted into Ordinary Shares without the prior written consent of a majority of the Preferred D Shareholders, provided, that with respect to a conversion pursuant to Sub-Article 7.2.1(ii)(c) or in connection with a Realization Event, such consent of the Preferred D Shareholders should be required only to the extent that the holders of the Preferred D Shares would be adversely affected as a result thereof in a manner different than the holders of the Preferred Shares (other than the Preferred D Shares), it being understood that to the extent that the holders of Preferred C Shares are also economically adversely affected as a result (with respect to the Preferred C Shares) of such a conversion, such conversion shall be deemed to result in the Preferred D Shareholders being adversely affected as a result thereof in the same manner as the holders of the Preferred Shares (other than the Preferred D Shares).

7.2.2.	Mechanics of Conversion.

Before any Preferred Shareholder shall be entitled to convert any Preferred Share into Ordinary Shares, such Shareholder shall give written notice by registered mail, postage prepaid, to the Company of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver to such Shareholder a certificate or certificates for the number of

Ordinary Shares to which such Preferred Shareholder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares as of such date. In the case of conversion pursuant to Article 7.2.1 (ii), such conversion shall be deemed to have been made immediately prior to the close of business on the date of the occurrence of any of the events listed in Article 7.2.1(ii) and subject to the actual occurrence of such event, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares as of such date; provided that the event does actually occur.

(i)

The initial Conversion Price for the Preferred Shares shall be the Original Purchase Price for each such share (subject to any adjustments under this Article 7.2.2, the “Conversion Price”). If the Company subdivides or combines its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or shall be proportionately increased, in the case of combination of shares, as the effective date of such combination.

(ii)	Broad Based Weighted Average Adjustment:

(A) Until an IPO, upon each issuance (or deemed issuance, as described below) by the Company of any New Securities at a price per share less than the applicable Conversion Price then in effect with respect to a Preferred Share, the Conversion Price then in effect with respect to such share will be reduced to a price equal to a fraction (i) the numerator of which is the sum of (A) the total number of Ordinary Shares outstanding prior to the issuance of such New Securities (calculated on an As Converted Basis and on a Fully-Diluted Basis) multiplied by the applicable Conversion Price of such Preferred Share, as the case may be, in effect prior to the issuance of such New Securities plus (B) the total amount of the consideration received and/or to be received by the Company for such New Securities and (ii) the denominator of which is the sum of the total number of Ordinary Shares outstanding immediately prior to the issuance of such New Securities (calculated on an As Converted Basis and on a Fully-Diluted Basis) plus the number of such New Securities issued (i.e., a “broad based weighted average” adjustment).

The formula can be expressed algebraically as follows:

where:

P = Conversion Price of the applicable Preferred Share prior to the dilutive issuance.

P’ = New Conversion Price of the applicable Preferred Share after the dilutive issuance.

N = Total number of Ordinary Shares (calculated on an As Converted Basis and on a Fully-Diluted Basis) outstanding immediately prior to the dilutive issuance of New Securities.

n = Number of New Securities issued in the dilutive issuance.

C = Total amount of consideration received by the Company for the New Securities issued in the dilutive issuance.

(B) No adjustments of a Conversion Price shall be made in an amount less than one Agura (NIS 0.01) per share. No adjustment of a Conversion Price shall be made if it has the effect of increasing the Conversion Price beyond the applicable Conversion Price in effect for such series of Preferred Shares immediately prior to such adjustment.

(C) The consideration for the issuance of New Securities shall be deemed to be the amount of cash received therefore after giving effect to any discounts or commissions paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof, and shall not include consideration other than cash.

(D) In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities, which by their terms are convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, other than options to purchase Ordinary Shares granted to the Company’s employees, directors, consultants or officers pursuant to a share incentive plan approved by the Board, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares, or upon the exchange or conversion of such security, shall be deemed to have been issued at the time of the issuance of such options, rights or securities, at a consideration equal to the consideration (determined in the manner provided herein), received by the Company upon the issuance of such options, rights or securities plus any additional consideration payable to the Company pursuant to the term of such options, rights or securities (without taking into account potential anti-dilution adjustments) for the Ordinary Shares covered thereby; provided, however, that if any options as to which an adjustment to the Conversion Price has been made pursuant to this Article 7.2 (i)(D) expire without having been exercised, then the Conversion Price shall be readjusted as if such options had not been issued (without any effect, however, on adjustments to the Conversion Price as a result of other events described in this Article 7.2).

(E) For the purpose of the calculations hereof, the consideration for any New Securities shall be taken into account at the U.S. Dollar equivalent thereof, on the day such New Securities are issued or deemed to be issued pursuant hereto.

(iii)

If the Company at any time pays a dividend, with respect to its Ordinary Shares only, payable in New Securities of Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares, without any comparable payment or distribution to the holders of Preferred Shares (hereinafter referred to as “Ordinary Shares Equivalents”), then the Conversion Price shall be adjusted as at the date of such payment to that price determined by multiplying the applicable Conversion Price in effect immediately prior to such payment by a fraction, the numerator of which shall be the total number of Ordinary Shares outstanding and those issuable with respect to Ordinary Shares

Equivalents prior to the payment of such dividend, and the denominator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents immediately after the payment of such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

(iv)

In the event the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Article 7.2, then, in each such case, the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

(v)

If at any time or from time to time there shall be a Recapitalization Event (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 7.2), provision shall be made so that the Preferred Shareholders shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such Recapitalization Event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 7.2 with respect to the rights of the Preferred Shareholders after the recapitalization to the end that the provisions of this Article 7.2 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(vi)	No fractional shares shall be issued upon conversion of the Preferred Shares, and the aggregate number of Ordinary Shares to be issued shall be rounded down to the nearest whole share.

(vii)

Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 7.2 the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a table setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

(viii)

In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall notify each holder of Preferred Shares, at least fourteen (14) days prior to the date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(ix)

The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, then in addition to such other remedies as shall be available to the holders of such Preferred Shares the Company will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(x)

The Company shall pay any and all issue and other taxes (other than income or capital gain taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preferred Shares pursuant hereto. For clarification purposes, the Company shall not be obligated to pay any transfer taxes resulting from any transfer of securities requested by any holder in connection with any such conversion.

7.3.	Voting Rights

(i)

Except as specifically provided otherwise in these Articles, to the fullest extent permitted by law, the Preferred D Shares, the Preferred C Shares, the Preferred B Shares, the Preferred A-1 Shares and the Preferred A Shares shall vote together as one class.

(ii)

Except as specifically provided otherwise in these Articles, to the fullest extent permitted by law, the Preferred Shares shall vote together with the other shares of the Company, and not as a separate class or as separate classes, in all Shareholders meetings, except as required herein or by law, with each Preferred Share having votes in such number as if then converted into Ordinary Shares on an As Converted Basis.

SHARES; PRE-EMPTIVE RIGHTS

8.

Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the Board who may offer, allot, grant options over or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of Board determine.

9.

Subject to the provisions of these Articles, the Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time.

10.	Subject to the provisions of the Companies Law and these Articles, the Company may issue redeemable shares and redeem them.

11.

Until the consummation of an IPO, each Shareholder (including his or its Permitted Transferees), (i) as long as it holds, together with its Permitted Transferees, at least three and a half percent (3.5%) of the issued and outstanding share capital of the Company on an As Converted Basis and on a Fully Diluted Basis, OR (ii) (A) as long as it holds, together with its Permitted Transferees, at least two percent (2%) of the issued and outstanding share capital of the Company on an As Converted Basis and on a Fully Diluted Basis, AND (B) which has participated in primary investments in the Company in an aggregate amount of at least US$ 17,000,000 (the “Eligible Shareholder”), will have a preemptive right under the following terms:

11.1.

If the Company proposes to issue New Securities, it shall give each Eligible Shareholder a written notice thereof (the “Rights Notice”) of its intention to do so, describing the New Securities, the price and the general terms upon which the Company proposes to issue them. Each Eligible Shareholder shall have fourteen (14) days from delivery of the Rights Notice to agree to purchase all or any part of its Pro-Rata Share (as defined below) of such New Securities, which will enable it to maintain its shareholding percentage ownership of the issued and outstanding share capital of the Company for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities which the Eligible Shareholder wishes to purchase. There shall not be over allotment rights.

For the purpose of this Article 11, the term “Pro Rata Share” means the ratio of the number of the Ordinary Shares held by each Eligible Shareholder as of the date of the Rights Notice, on an As Converted Basis, to the sum of the total Ordinary Shares of the Company, on an As Converted Basis, outstanding immediately prior to the issuance of the New Securities.

11.2.

If the Eligible Shareholders did not exercise in full their Pre-Emptive Right within the period specified in Article 11.1 above, then the Company shall have one hundred and twenty (120) days after delivery of the Rights Notice to sell the New Securities not purchased by Eligible Shareholders at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. If the Company has not sold such New Securities within said one hundred and twenty (120) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Eligible Shareholders in the manner provided above.

11.3.	No Preemptive Right under Companies Law. The right of first offer or preemptive right under Section 290 of the Companies Law shall not apply herein and shall not be in force and effect.

12.

Subject to the provisions of these Articles (including, without limitation, Article 11), the Company may issue from time to time options, warrants, other rights to subscribe for instruments convertible into, or exchangeable for shares of the Company, the terms and conditions of which shall be determined by the Board in accordance with these Articles.

13.

The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

14.	If two or more Persons are registered as joint holders of a share:

14.1.

They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, powers of attorney and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share.

14.2.

Each one of them shall be permitted to give receipts binding all the joint holders for Dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

15.

Share certificates shall bear the signatures of one (1) director, or of any other person or persons authorized thereto by the Board. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem fit.

LIEN

16.

The Company shall have a lien and first pledge on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share. The lien on a share shall also apply to Dividends and other distributions payable on it. The Board may exempt any share, in full or in part, temporarily or permanently, from the provisions of this Article 16.

17.

The Company may sell any share on which it has a lien in any manner the Board sees fit, but such share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until fourteen (14) days have passed after written notice has been given to the registered holder at that time of the share, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made.

18.

The net proceeds of the sale shall be applied in payment of the amount due to the Company or the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article 17, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.

19.

After the execution of a sale of pledged shares as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser’s name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.

CALLS FOR PAYMENT

20.

With respect to shares not fully paid for according to their terms of issuance, a Shareholder, whether he is the sole holder of shares or holds the shares together with another Person, shall not be entitled to receive Dividends nor to any other right a Shareholder has unless he has paid all the calls by the Company which shall have been made from time to time.

21.

The Board may make calls for payment from Shareholders of the amount not yet paid up on their shares as the Board shall see fit, provided that the Company gives the Shareholders prior notice of at least fourteen (14) days on every call and that the date for payment set forth in such notice be not less than one month after the last call for payment. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company’s notice.

22.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full.

23.

If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such index linkage differentials and interest as the Board shall determine, from the date on which payment was prescribed until the day on which it is paid, but the Board may forego the payment of such linkage differentials or interest, in whole or in part.

24.

Any amount that, according to the conditions of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment has been made and an appropriate notice thereof given.

25.

At the time of issuance of shares the Board may make arrangements that differentiate between Shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.

26.

The Board may, if it thinks fit, accept from any Shareholder for his shares any amount of money the payment of which has not yet been called and paid, and to pay him (i) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

FORFEITURE OF SHARES

27.

If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

28.

The notice shall specify a date not less than seven (7) days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place where the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

29.

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall apply to those Dividends that were declared but not yet distributed with respect to the forfeited shares.

30.

A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

31.

A Person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.

32.

The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Law imposes upon former Shareholders.

33.

The Person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

34.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the par value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES—GENERAL

35.	Any transfer or sale of the Company’s shares shall be in compliance with the provisions of Article 45 below.

36.

Any transfer or sale of the Company’s shares shall be conditioned upon an undertaking in writing by the transferee to assume and be bound by all obligations of the transferor under any instrument and agreement involving the transferor and the Company and applicable to such transferred shares, signed by the transferee, which will be delivered to the Company prior to and as a condition to such transfer.

37.

No transfer or sale of shares shall be registered unless the Company receives a deed of transfer or other proper instrument of transfer (in form and substance satisfactory to the Board or the corporate secretary of the Company), together with the share certificate(s) and such other evidence of title as the Board or the corporate secretary of the Company may reasonably require. Until the transferee has been registered in the Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof.

38.

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

39.

The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

40.

A person acquiring a right in shares as a result of being a custodian, administrator of the estate, executor of a will or the heir of a Shareholder, or a receiver, liquidator or a trustee in a bankruptcy of a Shareholder or according to another provision of Law, is entitled, after providing evidence of his right to the satisfaction of the Board, to be registered as the Shareholder or to transfer such shares to another person, subject to the provisions of this Article 40.

41.

Upon the death of a Shareholder, the remaining partners, in the event that the deceased was a partner in a share, or the administrators or executors or heirs of the deceased, in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive, shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation to the Company with respect to the share that he held in partnership.

42.

Any Person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a Shareholder in respect of the share, or, instead of being registered himself, to transfer such share to another Person, in either instance subject to the Board’s power hereunder to refuse or delay registration as they would have been entitled to do if the deceased or the bankrupt had transferred his share before his death or before his bankruptcy, and subject to all other provisions hereof relating to transfers of shares.

43.

A Person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, Dividends or other payments paid or distributions made, with respect to the share, but shall not be entitled to receive notices with respect to General Meetings or to participate or vote therein with respect to that share, or to use any other right of a Shareholder, until he has been registered as a Shareholder with respect to that share.

FOUNDERS’ NO SALE

44.

Notwithstanding anything to the contrary in these Articles, the Founders shall not make any Transfer of all or any of the shares of the Company held by the Founders, of any class or series, as of the date of these Articles, and any shares issued upon exercise of any options, or issuable upon exercise of any option, unless the Preferred Shares Majority have given their written consent for any such Transfer, except with respect to a Transfer by such Founder to any of his Permitted Transferees or Transfer by such Founder of up to fifteen percent (15%) of the shares held by him as of May 17, 2012 (the “Permitted Amount”), provided that any such Transfer, shall be subject to the right of first refusal set forth in Article 45 below, and further provided, that such Permitted Amount shall be in addition to Ordinary Shares sold under that certain Secondary Share Purchase Agreement, dated June 12, 2014, under that certain Secondary Share Purchase Agreement, dated January 5, 2016, under that certain Secondary Share Transfer Agreement, dated January 11, 2017, and under that certain Secondary Share Purchase Agreement, dated September 17, 2018. These limitations as set forth in this Article 44 shall expire upon an IPO or, with respect to each Founder—upon termination of his employment by the Company (otherwise than for Cause) or removal from the Board (expect if such removal is a result of the Founder voluntarily resigning from the Board, his death or “Disability” or upon termination of the Founder for “Good Reason”. “Disability” means the physical or mental illness or injury as a result of which Founder remains unable to perform his duties for a period of three (3) successive months. Disability and termination therefore shall occur upon the end of such 3-month period, without need for any advance notice on the part of the Company or Founder, other than any advance notice mandated according to applicable law. “Good Reason” means the occurrence, whether or not after a Realization Event, of any of the events or conditions described below: (i) a change in the Founder’s status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position or responsibilities as in effect immediately prior to such change; the assignment to the Founder of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect immediately prior to such change; or any removal of the Founder from any of such offices or positions (except in those cases where a change is either at the request of the Founder, in connection with a general corporate restructuring of officer responsibilities, or a result of the promotion of the Founder); (ii) the failure by the Company to provide the Founder with benefits, in the aggregate, at least equal (in terms of benefit levels) to those provided for under each employee benefit plan, program and practice in which the Founder was participating at any time prior to such failure (except in connection with a general reduction of salary and benefits to all employees); or (iii) any material breach by the Company of any provision of this Agreement which is not cured within thirty (30) days after the receipt of written notice by the Company of a description of the breach. “Cause” means: (i) the Founder’s breach of trust or fiduciary duties, including but not limited to theft, embezzlement, self-dealing, or breach of the provisions of the confidentiality, proprietary and invention assignment agreement, or his obligation to not to compete pursuant to his employment agreement; (ii) any willful failure to perform or failure to perform competently any of the Founder’s fundamental functions or duties hereunder (including violation of the Company’s policies or procedures), or other breach of his employment agreement, which, if capable of cure, was not cured within seven (7) days of receipt by the Founder of written notice thereof; (iii) an event in which the Founder deliberately or gross negligently causes harm to the Company’s business affairs or reputation; (iv) conviction of, or entry of any plea of guilty or nolo contendere by the Founder of any felony or other lesser crime that would require removal from his or her position at the Company (e.g., any alcohol or drug related misdemeanor); (v) willful misconduct; or (vi) any other cause justifying termination or dismissal without severance payment under applicable law.

RIGHT OF FIRST REFUSAL; CO SALE

45.

Without derogating from the provisions of these Articles, each Eligible Shareholder (the “ROFR Offeree”) shall have a right of first refusal with respect to any Transfer by any holder of Shares in the Company, except with respect to a Transfer by such holder to its Permitted Transferees, as follows:

(a)

Any holder of Shares proposing to transfer all or any of his Shares (the “Offeror”) to a Person who is not a Permitted Transferee of such Offeror, shall first send to the Company a written notice detailing the number of Shares intended to be transferred or sold (the “Offered Shares”), the price and the other terms of the Transfer (the “Offer”) after which the Company shall deliver in a timely manner (but in any event within no more than seven (7) days) to the ROFR Offeree(s) a written notice describing the Offer. The Offeree(s) shall have a right to purchase such number of the Offered Shares as it may elect (subject to the provisions of

Article 45(b)) by sending the Offeror a written notice (“Notice of Reply”) within a period of 15 (fifteen) days after receipt of Offerors’ notice (the “Offer Period”), and under the terms of the Offer. Each of the ROFR Offerees may accept such Offer as aforesaid in respect of all or part of the Offered Shares (collectively, the “Accepting Offerees”). If a ROFR Offeree does not respond in the abovementioned manner within the Offer Period, such ROFR Offeree shall be regarded as having given a notice of refusal to purchase the Offered Shares or any part thereof.

(b)

In the event that the Accepting Offerees, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the ROFR Offerees shall acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings among themselves, (calculated on an As Converted Basis), provided that no Accepting Offeree shall be entitled or be forced to acquire under the provisions of this Article 45 more than the number of Offered Shares initially accepted by such Accepting Offeree, and upon the allocation to him/her/it of the full number of Offered Shares so accepted, such Accepting Offeree shall be disregarded in any subsequent computations and allocations hereunder. Any Offered Shares remaining after the computation of such respective entitlements shall be re-allocated among the remaining Accepting Offerees (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

In such case the Accepting Offerees shall execute an agreement for the sale and purchase of all the Offered Shares at the price and conditions specified in the Offer, and the Offeror shall transfer all the Offered Shares to the Accepting Offeree(s) within 15 days after the expiration of the Offer Period, against the payment of the price, or, if the Offer states other times for delivery and/or other payment terms, in accordance with the conditions of the Offer.

(c)

In the event that the Acceptances, in the aggregate, are in respect of less than the full number of Offered Shares, then the Accepting Offerees shall not be entitled to acquire the Offered Shares, and the Offeror, at the expiration of the aforementioned fifteen (15) day period, shall be entitled to transfer all (but not less than all) of the Offered Shares to the proposed transferee(s) identified in the Offer, provided, however, that in no event shall the Offeror transfer any of the Offered Shares to any transferee other than such Accepting Offerees or such proposed transferee(s) or transfer the same on terms more favorable to the buyer(s) than those stated in the Offer, and provided further that any of the Offered Shares not transferred within one hundred and twenty (120) days after the expiration of such fifteen (15) day period, shall again be subject to the provisions of this Article 45.

(d)	This Article 45 shall also apply to the sale of Shares by a receiver, liquidator, trustee in bankruptcy, administrator of an estate, executor of a will, etc.

45A.

Until an IPO, unless the right of first refusal set forth in Article 45 is exercised in full by the Eligible Shareholders, and in lieu thereof, each Eligible Shareholder shall have the right, during the Offer Period, to participate in sale of Offered Shares by any Offeror and be entitled, upon written notice to the Offeror (the “Participation Notice”) within the Offer Period, to sell to the third party purchaser up to such number of shares of the Company owned by such Eligible Shareholder determined by multiplying the total number of Offered Shares by a fraction the numerator of which is the number of shares of the Company held by such Eligible Shareholder (on an As Converted Basis) and the denominator of which is the aggregate shares of the Company held by all issued and outstanding shares of the Company’s share capital (calculated on As Converted Basis). The Participation Notice shall indicate the number of shares that such Eligible Shareholder wishes to transfer to the third party purchaser. If such Eligible Shareholder exercises such right within the Offer Period, the number of Offered Shares that an Offeror may sell pursuant to an Offer shall be correspondingly reduced. The sale of the Offeror shall be conditioned upon the undertaking by the purchaser to purchase from the Eligible Shareholder the number of shares indicated by such Eligible Shareholder in the Participation Notice.

45B.

Notwithstanding any provisions of these Article 45 and Article 45B Transfers of shares: (i) effected pursuant to the bring-along mechanism as provided under Article 46 below; (ii) to Permitted Transferees, are exempt from all restrictions on transfer specified in Article 45 and Article 45B; provided, however, that with respect to Permitted Transferee, such transfer shall be so exempted only if as a condition precedent thereto such Permitted Transferee undertake in writing towards the Company and the Shareholders to be bound by all of the undertakings and obligations hereunder; and in the case of a transfer to a wholly owned company, provided, further, that such Permitted Transferee shall remain a Permitted Transferee of the transferor at all times it holds shares in the Company.

STANDSTILL

45C.

Any other provision of these Articles to the contrary notwithstanding, except in connection with a Realization Event, and unless otherwise approved by the Board at its sole and absolute discretion (the “Board Approval”), (A) any Shareholder and any Affiliate or Permitted Transferee thereof, shall not be entitled to Transfer onto its name and to its holding and ownership any Securities from the Company or any holder of such securities (e.g. any Shareholder, option holder, warrant holder etc.), if as a result of such Transfer such Shareholder shall hold, together with its Affiliates or Permitted Transferees (beneficially or of record) (i) twenty percent (20%) or more of the Company’s share capital or the voting power represented thereby, or (ii) fifty percent (50%) or more of the shares of any class of shares of the Company or the voting power represented thereby; (B) each of the Company’s Shareholders shall not Transfer to another Shareholder any Affiliate or Permitted Transferee thereof, any Securities held by such shareholder, if as a result of such Transfer such Shareholder shall hold, together with its Affiliates or Permitted Transferees (beneficially or of record) (i) twenty percent (20%) or more of the Company’s share capital or the voting power represented thereby, or (ii) fifty percent (50%) or more of the shares of any class of shares of the Company or the voting power represented thereby; and (C) the Company shall not issue or sell to a Shareholder or any Affiliate or Permitted Transferee thereof, any Securities of the Company, if as a result of such issuance or sale such Shareholder shall hold, together with its Affiliates or Permitted Transferees (beneficially or of record) (i) twenty percent (20%) or more of the Company’s share capital or the voting power represented thereby, or (ii) fifty percent (50%) or more of the shares of any class of shares of the Company or the voting power represented thereby. Such Board Approval (if and to the extent granted) shall specify the terms and conditions pursuant to which a Shareholder may be allowed to Transfer, purchase or otherwise be issued Securities onto his name. For the avoidance of doubt, such Board Approval shall be required for any additional proposed Transfer of Securities to a Shareholder, even if such Shareholder received a Board Approval with respect to the prior Transfer.

BRING ALONG

46.

Subject to Article 91.3, if prior to an IPO, (i) the Preferred Shares Majority; (ii) the Board; and (iii) the holders of at least sixty-six percent (66%) of the Company’s issued and outstanding share capital (on an As Converted Basis) (collectively, the “Sale Requisite Majority”) approve an M&A Event in writing, specifying that this Article 46 shall apply to such transaction (the “Sale Transaction”), then the other shareholders of the Company (such other shareholders, collectively, the “Remaining Holders”) shall be required to participate in such sale on the same terms and conditions; provided however, that:

46.1.

At every meeting of the Shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Remaining Holders shall vote all shares of the Company that such Remaining Holders then hold or for which such Remaining Holders otherwise then have voting power for (collectively, for the purposes of this Article 46, the “Shares”): (A) in favor of approval of the Sale Transaction and any matter that could reasonably be expected to facilitate the Sale Transaction, and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Sale Transaction) between the Company and any person or entity or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Sale Transaction or which could result in any of the conditions to the Company’s obligations under such agreement(s) not being fulfilled;

46.2.

If the Sale Transaction is structured as (A) a merger or consolidation, each Remaining Holder shall waive any dissenting minority or similar rights in connection with such merger or consolidation, or (B) a sale of shares, each Remaining Holder shall agree to sell all of the Shares and rights to acquire shares of the Company held by such Remaining Holder on the terms and conditions approved by the Sale Requisite Majority; and

46.3.

Each Remaining Holder shall take all necessary actions in connection with the consummation of the Sale Transaction as requested by the Company or the Sale Requisite Majority and shall, if requested by the Sale Requisite Majority, execute and deliver any agreements prepared in connection with such Sale Transaction which agreements are executed by the Sale Requisite Majority, including without limitation, executing any purchase agreements, indemnity agreements, escrow agreements or related documents (in each case, subject to the terms and limitations set forth in this Article 46), as such Sale Requisite Majority and the Purchaser execute that are reasonably required in order to carry out the terms and provisions of this Article 46 and provided that no Shareholder shall be required to undertake or be obligated to terms and conditions which do not similarly apply to all selling Shareholders.

46.4.

Not less than fifteen (15) days prior to the date proposed for the closing of any Sale Transaction, the Company shall give notice to each of the Shareholders setting forth in reasonable detail the name or names of the Purchaser, the terms and conditions of the Sale Transaction, including the purchase price, and the proposed closing date. In furtherance of the provisions of this Article 46, each of the Remaining Holders (i) irrevocably appoints the designee of the Sale Requisite Majority as its agent and attorney-in-fact (the “Agent”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any sale in accordance with the provisions of this Article 46; and (ii) grants to the Agent a proxy to vote the shares held by such Remaining Holder in favor of any Sale Transaction hereunder in compliance with the provisions of this Article 46

46.5.

The aforesaid Sale Requisite Majority (or such approval threshold which may be required in the event that the provisions of Article 91.3 apply) is hereby determined also for the purposes of Section 341 of the Companies Law, and the procedure set forth in Section 341 of the Companies Law regarding the method by which shareholders who do not sign all related documentation shall be forced to sell their securities shall apply, mutatis mutandis. Notwithstanding Section 341 of the Companies Law to the contrary: (i) the price and other terms and conditions of a Sale Transaction shall be considered to apply equally as to all Shareholders, if the application of such price and all such other terms and conditions to the respective Shares of the Company held by each Shareholder is made based upon and in accordance with the respective rights, preferences and privileges applicable to such Shares under these Articles; and (ii) any good faith bonus, retention payment, monetary incentive, management compensation and/or any similar payment or arrangement, payable or offered in connection with the Sale Transaction by either the Company or by the purchaser in the Sale Transaction to any Shareholder of the Company in his capacity as an employee or service provider of the Company and separately from any payment or distribution to which such Shareholder is entitled by virtue of his ownership of Shares in the Company, shall not be deemed contrary to the provisions of Section 341 of the Companies Law and Shareholders not receiving any such separate payment shall not be deemed, for purposes of Section 341 of the Companies Law, to be treated unequally compared to any Shareholders receiving such payment.

46.6.

Notwithstanding the provisions of Article 46 above, the Remaining Holders shall not be required to vote or sell their shares of the Company, take any action in connection with the consummation of a Sale Transaction or execute any agreement unless:

46.6.1.

any representations, warranties or covenants to be made by the Shareholders in connection with the Sale Transaction are limited to customary representations and warranties in the context of a Sale Transaction that are related to (A) corporate power and authority and consents, (B) enforceability, (C) ownership of shares and the ability to convey title to its shares free and clear of all liens and third party rights, (D) no finders’ fee (E) non contravention and no breach of any applicable law or agreement applicable to, or binding upon, such Shareholder, and (F) to the extent that the consideration in the Sale Transaction is partially in securities, standard accredited investor representations;

46.6.2.

the Shareholders are not liable for the inaccuracy of any representation, warranty or covenant made by any other person in connection with the Sale Transaction, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breaches of representations, warranties and covenants of the Company as well as breach by any shareholder of any of identical representations, warranties and covenants provided by all Shareholders);

46.6.3.

each Shareholders’ liability for indemnification, if any, in the Sale Transaction, including for the inaccuracy of any representations, warranties and covenants made by the Company in connection with the Sale Transaction, is several and not joint with any other Person (except (i) to the extent that funds may be paid out of an escrow established or deducted from any amount (such as earn-outs) to be paid by such Purchaser, to cover breaches of representations, warranties and covenants of the Company as well as breaches by any shareholder of any identical representations, warranties and covenants provided by all shareholders, and (ii) the liability of any shareholder with respect to breaches by such shareholder of any identical representations, warranties and covenants provided by all shareholders shall be solely borne by such breaching shareholder), and is pro rata in proportion to the amount of consideration paid to each Shareholder, as applicable, in connection with such Sale Transaction (in accordance with the provisions of these Articles) (except for liability of any shareholder with respect to breaches by such shareholder of any identical representations, warranties and covenants provided by all shareholders, which may be solely borne by such breaching shareholder);

46.6.4.

each holder of Preferred Shares liability for indemnification, if any, in the Sale Transaction is limited to their applicable share (determined based on the respective proceeds payable to such Shareholder, respectively, in connection with such Sale Transaction in accordance with the provisions of these Articles) of a negotiated aggregate indemnification amount that applies equally to all indemnifying shareholders but that in no event exceeds the amount of consideration actually paid to such Shareholder, as applicable, in connection with such Sale Transaction, except with respect to claims related to fraud or willful misrepresentation by such Shareholders, the liability for which need not be so limited;

46.6.5.

upon the consummation of the Transaction, (i) each of ScaleVP, Sapphire, Qumra Capital, Vintage, Battery, Gemini, Insight, Spark, Geodesic, EMC, and VMware will receive the same form of consideration for their shares and if any such holder is given an option as to the form and amount of consideration to be received, all such holders will be given the same option, and (ii) each holder of the same series of Preferred Shares will be entitled to receive the same amount of consideration per share of such series of Preferred Shares as is received by other holders in respect of their Preferred Shares of such same series (except for such differences which arise from interest calculations accruing as of applicable issuance dates or liquidation preference as set forth herein);

46.6.6.

each Shareholder (other than Shareholders who are also current or former employees of the Company) shall not be required to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Sale Transaction; and

46.6.7.

each Shareholder shall not be required to amend, extend or terminate any contractual or other relationship between the Company and the Shareholders, among the Shareholders, or any of their respective Affiliates (with the exception of the termination of any agreement, contracts, or rights granted to any such Shareholder derived from the shareholdings of such Shareholder which may be amended, extended or terminated at the consummation of the Sale Transaction), on the one hand, and the Company or the proposed purchaser, or their respective Affiliates, on the other hand.

The provisions of this Article 46.6 may not be amended or waived with respect to EMC and VMware or ScaleVP, Sapphire, Insight, Spark, Geodesic, Qumra Capital Vintage and Battery without the prior written consent of EMC and VMware or ScaleVP, Sapphire, Insight, Spark, Geodesic, Qumra Capital, Vintage and Battery, respectively. The provisions of this Article 46.6 shall terminate and shall be deemed cancelled and of no further force and effect upon the closing of an IPO.

46.7.

For the avoidance of doubt, in the event of a Sale Transaction, the right of first refusal (ROFR), the right of co-sale and the Founder Sale Limitation provisions contained in these Articles shall not be operative as between the Company’s shareholders with respect to the sale and transfer of their shares in such Sale Transaction.

46.8.

Notwithstanding the foregoing, no Shareholder will be required to comply with this Article 46, in connection with any proposed Sale Transaction of the Company (a “Proposed Sale”) unless upon the consummation of the Proposed Sale, the aggregate consideration receivable under the terms of the Proposed Sale by all Shareholders will be allocated in accordance with Article 7.1.

CHANGING SHARE RIGHTS

47.

Subject to the provisions of these Articles, if at any time the share capital is divided into different classes of shares, the Company may change, convert, broaden, add or vary in any other manner the rights, preferences or privileges attached to such classes by a resolution of the General Meeting of the respective class of shares without the need for a separate class vote, except that an adverse change to the rights attached to a certain class of shares under these Articles which does not apply proportionately to all classes of shares who have such rights shall require the consent of the holders of the majority of the shares of such adversely affected class(es) on an As Converted Basis or by a simple majority vote thereof; provided, however, that the consent of the Majority Preferred A Shareholders, the Majority Preferred B Shareholders, the Requisite Preferred C Shareholders, or the Requisite Preferred D Shareholders, shall be required to the extent such change is to the rights of the Preferred A Shares, Preferred B Shares, Preferred C Shares, or the Preferred D Shares, as applicable.

48.

Subject to the provisions of Article 91 below, the approval of any proposed change which would adversely affect the rights, preferences, or privileges of any one class of shares under these Articles shall require the affirmative vote of the Shareholders of that class, obtained at a class meeting or by written consent of all Shareholders of that class, and affirmed by the majority required for the amendment of these Articles. Subject to the provisions of the Articles, for the prevention of any doubt, it is hereby clarified that for the purpose of this Article 48 the alteration of the rights, preferences or privileges attached to any class of Shares, which results merely from the issuance of additional Shares of such class, or from the creation of new class of shares (or any other securities convertible into equity securities of the Company) ranking senior to or in parity with the Shares of such class, including (without limitation) with respect to voting, Dividends or upon liquidation, shall not be deemed an alteration or change of the rights, preferences, or privileges attached to the Shares of such class. It is hereby further clarified that, the holders of shares of any class shall be entitled to participate in any class meeting or adopt any resolution required to be adopted pursuant to these Articles, whether by way of a separate General Meeting of such class or by way of written consent, and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any shareholder resolution concerning an amendment to any class of shares held by such shareholder, due to the fact that such shareholder may benefit in one way or another from the outcome of such resolution.

MODIFICATION OF CAPITAL

49.	Subject to the provisions of Article 91 below and the applicable law, the Company may, from time to time, by a resolution duly adopted according to these Articles:

49.1.	consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;

49.2.	cancel any shares which have not been purchased or agreed to be purchased by any Person;

49.3.

by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by these Articles, and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share;

49.4.	reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Companies Law;

49.5.

increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value, and with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the resolution; or

49.6.	convert part of its issued and paid-up shares into deferred shares.

GENERAL MEETINGS

50.

A General Meeting shall be held at least once every year, at such place and time as may be prescribed by the Board but in any event not more than fifteen (15) months after the preceding General Meeting. The annual General Meetings shall be called Annual General Meetings; all other General Meetings shall be called Special General Meetings. Notwithstanding the above, the Company may, by a resolution adopted at a General Meeting, determine that it shall not be obliged to hold an annual meeting, except as may be required for the appointment of an auditor. Should such a resolution be adopted, the Company may refrain from holding an annual meeting except as necessary pursuant to Section 61 of the Companies Law.

51.

The Board, whenever it thinks fit, may, and upon a demand in writing by: (i) a director; or (ii) one or more Shareholders holding (together with its/their Permitted Transferees) (on an As-Converted Basis) at least ten percent (10%) of the issued and outstanding share capital and at least one percent (1%) of the voting rights; or (iii) one or more Shareholders holding (together with its/their Permitted Transferees) at least ten percent (10%) of the voting rights in the Company—shall be entitled to convene a Special General Meeting. Any such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the “Petitioners”) and shall be delivered to the Office. The demand may contain a number of documents similarly worded each of which are signed by one or more of the Petitioners. If the directors do not convene a meeting, the Petitioners may convene by themselves a Special General Meeting as provided in Section 64 of the Companies Law.

52.	Notices of General Meetings shall be given as follows:

52.1.

A prior notice of at least seven (7) days and no more than forty-five (45) days (not including the day of delivery but including the day of the meeting) of any General Meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

52.2.	The notice shall be given to Shareholders entitled pursuant to these Articles to receive notices from the Company, as hereinafter provided.

52.3.	Non-receipt of a notice, given as aforesaid, shall not invalidate the resolution passed or the proceedings held at the relevant Meeting.

52.4.

With the consent of all the Shareholders who are entitled at such time to receive notices, the Company shall be permitted to convene Meetings and to resolve any resolution, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.

PROCEEDINGS OF GENERAL MEETINGS

53.	The General Meeting shall have the right to discuss and vote on such matters as set forth in these Articles and the Companies Law.

54.

No matter shall be discussed at a General Meeting unless a quorum is present at the time when the General Meeting starts its discussions. Subject to the provisions of these Articles, the presence of the majority of the representatives of the Company’s shareholders in person or via telephone, videophone or other means of communication (enabling each of the participating representative to hear and be heard by such other representatives) or by proxy, shall constitute a quorum at all meetings of the shareholders of the Company.

55.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same place and time seven (7) days from the date of the original meeting, or in the event that such a day is not a Business Day, then to the first Business Day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, any two Shareholders present personally or by proxy, shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

56.

The Chairman of the Board or a director appointed by the Board for such purpose shall open all General Meetings and shall preside as chairman at the meeting. If there is no Chairman or he is not present within fifteen (15) minutes from the time appointed for the meeting or if he shall refuse to preside at the meeting, the shareholders present shall elect one of the directors to act as Chairman, and if only one director is present he shall act as Chairman. If no directors are present or if they all refuse to preside at the meeting the shareholders present shall elect one of the shareholders present to preside at the meeting. The Chairman shall have no special rights or privileges and no second or casting vote.

57.

The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any General Meeting of the holders of a particular class of shares (a “Class Meeting”), provided, however, that the requisite quorum at any such Class Meeting shall be one or more members present in person or proxy and holding not less than a majority of the issued and outstanding shares of such class.

VOTE BY SHAREHOLDERS

58.

Every resolution put to the vote at a meeting shall be decided by a count of votes. Subject to the provisions of these Articles (including Article 91) below and to any provision in the Law requiring a higher majority, all resolutions shall be passed upon a simple majority vote (on an As Converted Basis).

59.

Subject to the provisions of these Articles, in a count of votes, each Shareholder present at a General Meeting, personally or by proxy, shall be entitled to one vote for each share held by it (on an As-Converted Basis); provided that no Shareholder shall be permitted to vote at a General Meeting or to appoint a proxy to vote thereat unless he has paid all calls for payment and all moneys then due to the Company from him with respect to his shares.

60.	If the number of votes for and against is equal the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

61.

In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

62.

An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such meeting or at such adjourned meeting wherein that Person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final, unless a competent court resolves otherwise.

63.

A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.

64.

A Shareholder which is a corporation shall be entitled, by a decision of its board of directors, or by a decision of a person or other body according to a resolution of its board of directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

65.

In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder. Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

66.

A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

“I, _______________, of ____________________, a Shareholder holding shares in _________________ hereby appoint _____________ of __________________ as my proxy to vote in my name and place at the [annual, special, adjourned—as the case may be] General Meeting of the Company to be held on _________, and at any adjournment thereof.

In witness whereof signed by me this day of ______, ____

Appointer’s Signature”

Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share.

67.

A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointer, or the appointer becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

68.

A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

69.

Subject to the provisions of any law, a resolution in writing or a resolution by facsimile or e-mail, shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution.

BOARD

70.	Board Composition

70.1.	Until the occurrence of an IPO, the Board of Directors of the Company shall consist of up to nine (9) members to be appointed as follows:

70.1.1.	So long as Insight holds Shares in the Company, one (1) director to be appointed and removed by Insight, which individual shall initially be Jeff Horing (the “Preferred D Director”);

70.1.2.	So long as ScaleVP holds Shares in the Company, one (1) director to be appointed and removed by ScaleVP, which individual shall initially be Andy Vitus (the “Preferred C Director”);

70.1.3.

So long as Gemini holds Shares in the Company, one (1) director to be appointed and removed by Gemini (the “Preferred A Director” and, together with the Preferred C Director and the Preferred D Director, the “Preferred Directors”), which individual shall initially be Yossi Sela;

70.1.4.

So long as a Founder holds Shares in the Company, the Founders holding a majority of the then issued shares of the Company held by all the Founders (the “Majority Founders”) shall have a right to appoint three (3) directors, which such individuals shall initially be Shlomi Ben Haim, Yoav Landman, and Frederic Simon, and shall have the right to remove the directors appointed by them; and

70.1.5.

Three (3) directors that are not otherwise Affiliates of the Company or of any Shareholder shall be appointed and removed by the holders of a majority of the Ordinary Shares, provided that, each of the individuals designated hereunder shall be approved by the Preferred Shares Majority prior to such appointment; provided further, that should a director designated hereunder become an Affiliate of the Company or of any Shareholder, such director shall automatically be removed from the Board at such time and replaced by a non-Affiliate of the Company or of any Shareholder.

70.2.

The appointment, removal or replacement of a Director may be effected at any time, including during an initial or extended term of service of a director, by the delivery of a written notice to the Company at its Office, signed by the Shareholder entitled to effect such appointment or removal (or, in the event that such right is granted to a group of Shareholders, by the delivery of a written notice to the Company at its Office, signed by the Shareholders holding a majority of the issued and outstanding shares entitled to effect such appointment or removal).

70.3.

Each Preferred Director shall be entitled to be a member of any committee appointed by the Board and the composition of any board of directors of any subsidiary of the Company, for as long as such Director is in office.

71.

If any member of the Board is not elected or appointed, or if the office of any member of the Board is vacated for a period of at least seven (7) days, the other members of the Board may act in every way and manner provided for under these Articles and the law as long as their number does not fall below the quorum required by these Articles for a Board meeting.

72.

Any person, including a director or an Alternate Director (as defined below), may be an alternate member of the Board (an “Alternate Director”) if such person is qualified to serve as a director of the Company. Any Alternate Director shall have voting power equal to the voting power of the Board member that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested to the member of the Board he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 75 below in relation with such substitute member. A Director may be appointed as an Alternate Director to a member of committee of the Board, only if such Director does not serve on the same committee already.

73.	A director shall not be required to hold qualifying shares in the Company.

74.

A director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company of which the Company is a shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

75.

Subject to the provisions of the Law, of these Articles, or to the provisions of an existing contract, the tenure of office of a director shall automatically be terminated upon the occurrence of one of the following:

75.1.	if he becomes bankrupt;

75.2.	if he is declared insane or becomes of unsound mind;

75.3.	if he resigns by an instrument in writing delivered to the Company;

75.4.	with his death and if it is a corporation or other entity, with the liquidation of such corporation or other entity;

75.5.	if the Shareholder that appointed him no longer holds such percentage of the share capital of the company that is required for the appointment of such director; or

75.6.	if he is convicted of a crime requiring his termination pursuant the Companies Law.

POWERS AND DUTIES OF DIRECTORS

76.

Subject to the provisions of the Articles, the Board shall determine and direct the Company’s policy and shall supervise and inspect the performance of the Company’s CEO or General Manager and his or her actions and responsibilities, and it may pay all expenses incurred in connection with the establishment and registration of the Company as it shall see fit. The Board shall be entitled to perform the Company’s powers and authorities pursuant to Section 92 of the Companies Law and subject to any provision in Law, in these Articles, or the regulations that the Company shall adopt by a resolution in its General Meeting (insofar as they do not contradict the Law or these Articles). However, any regulation adopted by the Company in its General Meeting as aforesaid shall not affect the legality of any prior act of the Board that would be legal and valid but for that regulation.

77.

Without limiting the generality of the preceding provision, the Board may from time to time, in its discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and it may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

FUNCTIONS OF THE DIRECTORS

78.	The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit, in accordance with the Articles herein.

79.	The directors shall select a Chairman of the Board. The Chairman shall not have any additional or casting vote.

80.

The presence of a majority of the directors then in office at the opening of a meeting shall constitute a quorum for meetings of the Board. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a Business Day, then to the first Business Day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, any number of directors present shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

81.

The Board may delegate any of its powers to committees and may from time to time revoke such delegation; provided that such delegation does not contradict Section 112 of the Companies Law. A person who is not a member of the Board shall not serve on a committee, to which the Board delegated any of its authorities. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles.

82.

Members of the Board or a committee thereof may participate in a meeting of the Board or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

83.	Members of the Board members shall be entitled to reimbursement of reasonable expenses related to Board-related travel pursuant to the Board approved reimbursement policy.

84.	Every director may at any time request that a Board meeting be called and the Chairman shall call such a meeting upon such request.

85.

Any notice of a Board meeting can be given in writing, or by courier, electronic mail or facsimile and shall include reasonable detail of the issues of such meeting. Notice shall be given at least three (3) Business Days before the time appointed for the meeting, unless all of the members of the Board at that time agree to a shorter notice, or waive notice altogether. To the extent practicable, meetings on a short notice will be made in a way that will allow participation through telephonic means.

86.	Subject to the provisions of Article 91A below, issues raised before all meetings of the Board shall be decided by the majority of the directors present at the meeting of the Board.

87.

A resolution in writing, signed or agreed to in writing (including by facsimile) by all of the directors entitled to participate and vote on the issue at stake, shall be valid for any purpose as a resolution adopted at a Board meeting that was duly convened and held. In place of a director the aforesaid resolution may be signed and delivered by an Alternate Director. In addition, the Board may reach a resolution without actual meeting, according to the provisions of Section 103 of the Companies Law and subject to the terms provided therein.

88.

Subject to the provisions of applicable law, all actions performed bona fide by the Board or by any person acting as director or as an Alternate Director shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a director or an Alternate Director, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or in his qualifications so to serve.

89.

The Board shall cause minutes to be taken of all General Meetings of the Company, of the appointments of officers of the Company, and of Board’s meetings, which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting, shall serve as a prima facie proof of the truth of the contents of the minutes.

90.	The directors shall comply with all provisions of the Companies Law, and especially with the provisions in respect of -

90.1.	registration in the Company’s books of all liens that affect the Company’s assets;

90.2.	keeping a register of Shareholders;

90.3.	keeping a register of directors; and

90.4.	delivery to the Registrar of Companies of all notices and reports that are required to be so delivered.

SPECIAL RESOLUTIONS

91.	Shareholders’ Veto.

(a)

Notwithstanding anything to the contrary in these Articles, until the earlier to occur of an IPO, consent of the Requisite Preferred D Shareholders shall be required for the approval of any action which:

91(a).1. alters or changes the rights, preferences, or privileges of the Preferred D Shares whether through an amendment of these Articles or otherwise;

91(a).2. issues or authorizes to issue any additional Preferred D Shares; or

91(a).3. involves the declaration or payment of any dividend or other distribution of cash, shares, or other assets, except in connection with any dividend payable in respect of the Preferred Shares in accordance with the provisions of these Articles.

The provisions of this Article 91(a) shall not be amended without the consent of the Requisite Preferred D Shareholders, whether through an amendment of these Articles or otherwise.

(b)

Notwithstanding anything to the contrary in these Articles, until the earlier to occur of an IPO, consent of the Requisite Preferred C Shareholders shall be required for the approval of any action which:

91(b).1. alters or changes the rights, preferences, or privileges of the Preferred C Shares whether through an amendment of these Articles or otherwise; or

91(b).2. issues or authorizes to issue any additional Preferred C Shares.

The provisions of this Article 91(b) shall not be amended without the consent of the Requisite Preferred C Shareholders, whether through an amendment of these Articles or otherwise.

(c)

Notwithstanding anything to the contrary in these Articles, until the earlier to occur of an IPO, consent of the Majority Preferred B Shareholders shall be required for the approval of any action which:

91(c).1. alters or changes the rights, preferences, or privileges of the Preferred B Shares whether through an amendment of these Articles or otherwise; and

91(c).2. issues or authorizes to issue any additional Preferred B Shares.

The provisions of this Article 91(c) shall not be amended without the consent of the Majority Preferred B Shareholders, whether through an amendment of these Articles or otherwise.

(d)

Notwithstanding anything to the contrary in these Articles, until the earlier to occur of an IPO, consent of the Majority Preferred A Shareholders shall be required for the approval of any action which:

91(d).1. alters or changes the rights, preferences, or privileges of the Preferred A Shares whether through an amendment of these Articles or otherwise;

91(d).2. issues or authorizes to issue any additional Preferred A Shares.

The provisions of this Article 91(d) shall not be amended without the consent of the Majority Preferred A Shareholders, whether through an amendment of these Articles or otherwise.

(e)	Until the earlier to occur of an IPO, consent of the holders of the Preferred Shares Majority shall be required for the approval of:

91.1.	altering or changing the rights, preferences, or privileges of the Preferred Shares;

91.2.	creating or issuing any class or series of shares or other securities having rights or a preference superior to the Preferred Shares;

91.3.

consummation of a merger, reorganization, sale of the Company or all or substantially all of the Company’s shares or assets, reflecting valuation of less than US $80,000,000 (“Non Qualified Merger”), (it being clarified that a transaction in which the assets or proceeds available for distribution to the Shareholders, equal or exceed US $80,000,000 shall not be deemed a Non Qualified Merger”).

91.4.

declaration or payment of any dividend or other distribution of cash, shares, or other assets, except in connection with any dividend payable in respect of the Preferred Shares in accordance with the provisions of these Articles;

91.5.	approval of any interested party transaction;

91.6.	making any loans or advances to employees, in excess of US$10,000, other than in the ordinary course of business as travel advances;

91.7.	making any guarantee for an indebtedness of any non affiliated third party, in the amount exceeding US$100,000;

91.8.	creating any mortgage, pledge or other security interest in all or substantially all of the property of the Company or a subsidiary;

91.9.	amending, waiving or otherwise modifies these Articles that materially adversely affects the rights of the Preferred Shares;

91.10.	transferring or granting an exclusive license to all or substantially all of its intellectual property, with gross proceeds actually received by the Company being less than US $80,000,000; and

91.11.

effecting any dissolution, liquidation or other winding up of the Company or any subsidiary or the cessation of all or a substantial part of the business of the Company or any subsidiary, that is not the context of the transaction described in Subsection 91.3, at a valuation of less than US $80,000,000 (“Non Qualified Liquidation”) (it being clarified that a transaction in which the assets or proceeds available for distribution to the Shareholders, equal or exceed US $80,000,000 shall not be deemed a Non Qualified Liquidation”).

For the avoidance of doubt, it is clarified that, (i) the increase of an authorized or issued number of shares of an existing class of shares; (ii) the creation of a new class of shares or the issuance of shares thereof (whether with rights subordinate, pari-passu or senior to existing classes of shares); and (iii) a waiver or a change, in whole or in part, to a right, preference or privilege of a class of shares set forth in the Articles, whether applied on a one-time or permanent basis and whether applied in connection with a current or a future event, which waiver or change is applied in the same manner to on all classes of shares which hold such right and therefore to which such waiver or change may be applicable, shall not be deemed to be a change or alter to the rights preferences, or privileges attached to any one class of shares which requires the separate vote or consent of such class.

91A

Board Veto. Notwithstanding the foregoing, until an IPO, in addition to any approval requirements under applicable law, the Company shall not, without the Board approval, which approval, must include the majority of the Directors elected, and the affirmative vote or written consent of each of the Preferred Directors, take any action which results in the following:

91A.1.	makes any loans or advances to employees, in excess of US$10,000, other than in the ordinary course of business as travel advances;

91A.2.	makes any guarantee for an indebtedness of any non affiliated third party, in the amount exceeding US$50,000;

91A.3.	vary or make any binding decision relating to the terms of employment or benefits of any of the Founders;

91A.4.

make any loan or advance or give any credit (other than in the ordinary course of business and other than de minimis loans to employees on terms approved by the Board) to any person or acquire any loan capital of any corporate body (wherever incorporated), in an amount exceeding US$50,000;

91A.5.	take any action to adopt or vary signatory rights;

91A.6.	approve any transaction with a Related Person in excess of US$100,000;

91A.7	appoint or replace the Company’s auditors, and

91A.8.	approve or make any material deviation from the business plan and annual budget of the Company.

The provisions of this Article 91(a)(c)(A) shall not be amended without the consent of the Majority Preferred Shareholders, whether through an amendment of these Articles or otherwise.

92.	Notwithstanding anything to the contrary, the amendment of Article 91(c) and Article 91A above and this Article 92 shall require the consent of the Preferred Shares Majority.

ACCOUNTS AND AUDIT

93.	The Board shall, to the extent required under applicable law, cause correct accounts to be kept:

93.1.	of the assets and liabilities of the Company;

93.2.	of moneys received or expended by the Company and the matters for which such moneys are expended or received; and

93.3.	of all purchases and sales made by the Company.

The account books shall be kept in the Office or at such other place as the Board deems fit, and they shall be open for inspection by the directors.

94.	Accountants-Auditors shall be appointed and their function shall be set out in accordance with the Law.

95.

Not less than once a year, the directors shall submit before the Company at a General Meeting a balance sheet and profit and loss statement for the period after the previous statement. The statement shall be prepared in accordance with the relevant provisions of the Companies Law. A report of the auditor shall be attached to the statements, and it shall be accompanied by a report from the Board with respect to the condition of the Company’s business, the amount (if any) they propose as a Dividend, and the amount (if any) that they propose to set aside for the fund accounts.

96.

The outside Accountants-Auditors of the Company shall be a nationally recognized accountants firm. All financial statements shall be prepared in accordance with generally accepted accounting principles (“GAAP”).

NOTICES

97.

A notice or any other document may be served by the Company upon any Shareholder either personally or by sending it by mail, telegram, facsimile, electronic mail or telex addressed to such Shareholder at his registered address as appearing in the Register. If the address of a Shareholder is outside of Israel, then any notice sent by mail may be sent by airmail or electronic mail.

98.

All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

99.

A Shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder whose address is not registered in the Register shall be entitled to receive any notice from the Company.

100.

A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or telegram or telex or facsimile addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

101.

Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served five (5) days after the delivery thereof to the post office; if sent by airmail, shall be deemed to have been served three (3) days after the delivery thereof to the post office; and (iii) if sent by telex, electronic mail, confirmed facsimile, telegram or electronic mail, shall be deemed to have been served twenty four (24) hours after the time such telex, facsimile or telegram was sent. In proving such service it shall be sufficient to prove that the letter or telegram containing the notice was properly addressed and delivered at the post office, or sent by telex or confirmed facsimile or electronic mail, as the case may be.

OFFICE HOLDERS’ INDEMNITY, INSURANCE AND EXEMPTION

102.	Subject to the provisions of the Law, the Company may indemnify its Office Holders with respect to any of the following:

102.1.

a financial liability or payment imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company;

102.2.

reasonable litigation fees, including attorney’s fees, incurred by an Office Holder due to an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding, and which concluded without a bill of indictment being filed against him, and without a financial obligation being imposed against him in lieu of criminal proceedings, or which concluded without a bill of indictment being filed against him but with financial obligation being imposed in lieu of criminal proceedings for a crime which does not require a finding of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company, or reasonable expenses in connection with monetary fine;

102.3.

reasonable litigation expenses, including legal fees paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding that has not ended in a criminal charge (as defined in Section 260(a)(1A) of the Companies Law), or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company, or reasonable expenses in connection with monetary fine;

102.4.

a payment to an injured party as set forth in Section 52(54)(a)(1) of the Israeli Securities Law, 5728-1968 (the “Securities Law”), and expenses in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, monetary fine, expenses as set forth in Section 50(16)(b)(1) of the Israeli Antitrust Law, 1988, and including in each case reasonable litigation expenses, which term includes attorney’s fees; and

102.5.	expenses in connection with administrative proceedings with respect to such person, or monetary fine, including reasonable litigation expenses, and including attorney’s fees.

103.

Subject to the provisions of the Law, the Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that for the purpose of Article 102.1 the undertaking is limited to categories of events which in the opinion of the Board can be foreseen when the undertaking to indemnify is given, in view of the Company’s current activities at the time and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively, including to enter retroactive into contract.

104.	Subject to the provisions of any Law, the Company may procure, for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following:

104.1.	a breach of the duty of care owed to the Company or any other person;

104.2.	a breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company;

104.3.	a financial liability imposed on an Office Holder in favor of a third party, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company;

104.4.	a payment to an injured party as set forth in Section 52(54)(a)(1) in the Israeli Securities Law; or

104.5.

expenses in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, or monetary fine, expenses as set forth in Section 50(16)(b)(1) of the Israeli Antitrust Law, 1988, and including in each case reasonable litigation expenses, which term includes attorney’s fees.

105.

Subject to the provisions of any Law, the Company may exempt in advance, by a Board resolution, Office Holders from all or part of their responsibilities for damages due to their violation of their duty of care to the Company. Notwithstanding the foregoing, the Company may not release an Office Holder from his or her duty of care in connection with a Distribution (as such term is defined in the Companies Law).

106.	Articles 102 through 105 shall not apply under any of the following circumstances:

106.1.	a breach of an Office Holder’s duty of loyalty, except as specified in Article 104.2;

106.2.	a reckless or intentional violation of an Office Holder’s duty of care, but not if only committed negligently;

106.3.	an action intended to reap a personal gain illegally; and

106.4.	a fine or ransom levied on an Office Holder.

107.

The provisions of Articles 102 through 106 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board.

WINDING UP

108.

Subject to provisions of these Articles to the contrary, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to winding up or liquidation, in the event of a winding up of the Company, the Company’s property distributable among the Shareholders shall be distributed in proportion to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value.

109.

Subject to provisions of these Articles to the contrary, if the Company is voluntarily wound up, the liquidators may, with the approval of a resolution in a General Meeting, divide the property as is among the Shareholders, or deposit any part of the Company’s property with trustees in escrow for the benefit of Shareholders, as they deem proper. A resolution approving such a distribution may also approve a distribution in a manner other than in accordance with the legal rights of the Shareholders, and may grant special rights to any class of Shareholders. However, in the event of the adoption of a resolution authorizing a distribution not in accordance with the legal rights of the Shareholders, Shareholders adversely affected thereby shall have the same right to object, and any rights attached thereto, as if such a resolution was a special resolution passed pursuant to Section 334 of the Companies Ordinance.

110.

Subject to provisions of these Articles to the contrary, if, at the time of liquidation, the Company’s property available for distribution among the Shareholders shall not suffice to return all the paid up capital, and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company, such property shall be divided so that the losses shall as much as possible be borne by the Shareholders in proportion to the paid up capital or that which shall have been paid at the commencement of the liquidation on the shares held by each of them. Subject to provisions of these Articles to the contrary, if, at the time of liquidation, the Company’s property designated for distribution among to Shareholders is in excess of the amount necessary for the return of capital paid up at the beginning of the liquidation, it shall belong and be delivered to the Shareholders pro rata to the amount paid on the nominal value of each share held by each of them at the commencement of the liquidation.

CONFLICTING PROVISIONS.

111.

In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of shareholders, such Hebrew version shall be considered solely as a convenience translation and shall have no binding effect, as between the shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles.

AMENDMENT OF THESE ARTICLES.

112.

Subject to applicable law and to Article 91, these Articles may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), by resolution adopted by the Holders of the majority of the issued and outstanding Preferred Shares and Ordinary Shares, voting together as a single class on As Converted Basis, except as otherwise provided in the Companies Law.

113.

Any amendment to these Articles will become effective on the date of the resolution adopting such amendment, unless the Companies Law or said resolution provides that such amendment will come into force at a later time.

114.

Notwithstanding the foregoing, any right granted specifically to the Founders or Gemini in Article 70, or to ScaleVP or Sapphire or Qumra Capital or Insight or Spark, Geodesic, or Vintage or Battery or EMC or VMware under these Articles, may not be adversely amended, or the observance of any specific term under these Articles, may not be waived, without the written consent of the Majority Founders or Gemini or ScaleVP or Sapphire or Qumra Capital or Insight or Spark, Geodesic, or Vintage or Battery or EMC or VMware, respectively.

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